Exhibit 10.13
Confidential materials omitted and filed separately with the Securities and Exchange
Commission. Asterisks denote omissions.
CONFIDENTIAL LICENSE AGREEMENT
BY AND AMONG
UNIVERSITY OF SOUTHERN CALIFORNIA,
CALIFORNIA INSTITUTE OF TECHNOLOGY
and
DIRECT METHANOL FUEL CELL CORPORATION
January 19, 2006
Exclusive

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TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

CONFIDENTIAL LICENSE AGREEMENT
          THIS CONFIDENTIAL LICENSE AGREEMENT (this “Agreement” is made and entered by and among University of Southern California, a California nonprofit educational institution having an address c/o Patent and Copyright Administration, 3716 South Hope Street, No. 313, Los Angeles, California 90007-4344 (“USC”), California Institute of Technology, having an address c/o Office of Technology Transfer, 1200 East California Boulevard, M/C 210-85, Pasadena, California 91125 (“Caltech”) (USC and Caltech are collectively, the “Licensor”) and Direct Methanol Fuel Cell Corporation, a Delaware corporation qualified to do business in California and having its principal place of business at 2400 Lincoln Avenue, Altadena, California 91101 (the “Licensee”), sometimes collectively referred to as the “Parties” and individually referred to as a “Party.”
RECITAL
          WHEREAS, Licensee desires to obtain from Licensor, and Licensor is willing to grant to Licensee for the consideration described herein, an exclusive right and license (i) to use and exploit the Licensed Products and (ii) to practice the Licensed Technology for the purposes described herein, all subject to the terms and conditions of this Agreement and subject to the rights of the U.S. Government under Title 35, United States Code, Sections 200-213, and NASA Contract NAS7-917 and the grant to the U.S. Government of a non-exclusive, non-transferable, irrevocable paid up license to practice or have practiced the Licensed Technology for or on behalf of the United States throughout the world.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, the receipt and sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:
ARTICLE 1
Definitions and Interpretations
          1.1 Definitions. Unless the context requires otherwise, capitalized words and phrases used in this Agreement shall have the meanings specified in Schedule 1.1 attached hereto.
          1.2 Interpretations. In this Agreement, unless the context indicates otherwise: (a) the singular includes the plural and the plural the singular, and terms importing any gender shall be deemed to include all genders; (b) references to statutes, sections or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing the statute, section or regulation referred to; (c) references to “writing” include printing, typing, lithography, facsimile reproduction and other means, including electronic, of reproducing words in a tangible visible form; (d) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation” or “but not limited to” or words of similar import; (e) references to articles, sections and schedules are to those of this Agreement unless otherwise indicated; (f) references to this Agreement shall be deemed to include all schedules attached hereto and all subsequent amendments and other modifications hereto (all of which are incorporated by this reference); but if there is any conflict or inconsistency between the main body of this Agreement and any schedule or attachment, or any amendment or modification thereof, the provisions of the main body of this Agreement shall prevail; (g) references to other agreements, instruments or documents shall be deemed to include all amendments and other modifications thereto, but only to the extent such amendments and other modifications are permitted by the terms of this Agreement; (h) references to Laws shall be deemed to include all amendments, modifications and supplements thereto; and (i) references to Persons include their respective successors and permitted assigns.
ARTICLE 2
License
     2.1 Grant of License. Subject to the terms and conditions herein contained, on the Effective Date and for the duration of the License Period, Licensor shall grant and hereby grants to Licensee and its Affiliates, a royalty-bearing, right and license to and under the Licensor Rights (“License”) to make, have made, assemble, manufacture, import, develop, use, operate, market, lease, sell, offer for sale, distribute and service Licensed Products, and to practice or have practiced the Licensed Technology in connection with the Licensed Products in the Licensed Territory. The License shall be exclusive during the License Period (as hereinafter defined) except that (a) pursuant to that certain Ballard License Agreement dated July 29, 1999 by and among USC, Caltech and Ballard Power Systems, Inc.(“Ballard”) and that certain Technology License and Transferred Rights Agreement dated July 29, 1999 by and among USC, Caltech and DTI Energy, Inc. (“DTI”), Licensor has licensed Ballard and DTI to (i) practice technology developed by such parties or certain other identified entities which technology (the “Supplemental Technology”) would, in the absence of such license, assemble, manufacture, develop, use, operate, market, lease, sell, offer for sale, import, distribute and service products, devices, sub-assemblies and assemblies embodying any of the Supplementary Technology and the practice or operation of which would infringe one or more claims of the Licensed Patents but for such license and (b) in addition to all of its other rights and remedies hereunder, Licensor shall be entitled to grant licenses under the Licensor Rights to one or more third parties in the event Licensee should fail to perform and satisfy fully, completely and timely all of its obligations hereunder.
     2.2 Sublicenses. Licensee shall have the right to grant nonexclusive or exclusive sublicenses hereunder, provided that:

          2.2.1 Licensee shall include all its sublicensing income in Licensee’s reports to Licensor and shall further report on Sublicensee Gross Revenue, as provided in Section 6.2, and Licensee shall pay royalties thereon to Licensor pursuant to Section 5.3;
          2.2.2 The form and content excluding economic terms of each such sublicense shall be substantially similar to a form approved by Licensor, and each such sublicense shall include provisions similar in all material respect to those of Articles 4, 9, 10, 11, 14 and 15;
          2.2.3 Licensee shall furnish Licensor within thirty (30) days of the execution thereof, a true and complete copy of each sublicense and any changes or additions thereto;
          2.2.4 Licensee may grant sublicenses of no greater scope than the license granted under Section 2.1 and the terms of such sublicense shall not conflict with the terms hereof;
          2.2.5 Licensee shall name Licensor as an intended third party beneficiary of the obligations of Sublicensee without imposition of obligation or liability on the part of Licensor to the Sublicensee; and
          2.2.6 Licensee shall provide that upon termination of this Agreement, the Sublicensee shall become a direct licensee of Licensor, provided that Licensor’s obligations to Sublicensee shall be no greater than they are to Licensee under this Agreement.
     2.3 Compulsory Sublicensing. Subject to the provisions of Section 2.2, in the event that Licensor is solicited by a third party who wishes to license the Licensed Technology in connection with the Licensed Products for fuel cells that do not use a fuel cartridge (hereinafter “Third Party Field”), Licensor shall so notify Licensee, and Licensee shall exercise one of the following options within one hundred twenty (120) days after notification to Licensee by Licensor:
          2.3.1 Commence or demonstrate to Licensor’s reasonable satisfaction, by submission of a development plan inclusive of research and commercial milestones, an active research and development program of the Licensed Products in the Third Party Field; or
          2.3.2 Offer to grant a sublicense to said soliciting third party to import, make, have made, use, sell and offer for sale (or such lesser rights as Licensee and Licensor may agree) Licensed Products in the Third Party Field on commercially reasonable license terms, subject to the requirements of Section 2.2 above.

ARTICLE 3
Disclosure of Licensed Technology
     3.1 Licensor’s Disclosure. Within thirty (30) days following the Effective Date, Licensor agrees to disclose to Licensee, at Licensor’s sole cost and expense, all existing Confidential Information pertaining to the Licensed Technology, including technical information which is owned or possessed by Licensor and which relates to the Licensed Technology, and relevant experimental, test and performance information owned by Licensor concerning such Licensed Technology or similar information.
     3.2 Subsequent Transfers. In addition to the disclosures contemplated by Section 3.1, for the purpose of imparting technical information regarding the Licensed Technology, Licensor agrees, for the duration of the License Period and at Licensor’s sole cost and expense to furnish Licensee with copies of all patent applications filed in the United States Patent and Trademark Office pertaining to the Licensed Patents.
ARTICLE 4
Restrictions on Disclosure and Use of Licensor
Confidential Information
     4.1 Licensee’s Obligations. Licensee agrees to treat as confidential, and will use only in the manner and for the purposes expressly permitted in this Agreement, all Confidential Information disclosed by or acquired from Licensor or Licensor Representatives. Licensee further covenants that, except as expressly permitted by this Agreement, it will not disclose Confidential Information to any Person, and will exercise every reasonable precaution to preclude the unauthorized disclosure and use of Confidential Information by Licensee Representatives. To the extent any software is included in the Confidential Information supplied by Licensor to Licensee, Licensee agrees that it shall not decompile, disassemble or reverse engineer such software except as permitted in writing by Licensor.
     4.2 Permitted Disclosures.
          4.2.1 General. Notwithstanding the provisions of Section 4.1, Licensee may disclose, to the extent reasonably necessary for purposes of this Agreement or Licensee’s activities not inconsistent herewith, Confidential Information to (a) Licensee Representatives, and (b) engineers, consultants, contractors, vendors, partners or co-venturers of Licensee involved in the financing, design, development, maintenance, modification and exploitation of the Licensed Products produced by Licensee or any successor of Licensee; provided that prior to any such disclosure under (b) above, Licensee shall require any such Person to execute a confidentiality agreement in the form of Schedule 4.2 or other form of confidentiality agreement reasonably acceptable to Licensor and such Person. Notwithstanding the foregoing, if due to an emergency or other event beyond the reasonable control of Licensee it is not practicable for Licensee to obtain the execution of such agreement prior to disclosure of Confidential Information, Licensee shall be permitted to disclose such Confidential Information as is reasonably necessary in the circumstances provided that as soon as reasonably practicable thereafter, Licensee secures the execution of such confidentiality agreement by such Person to whom Licensee has disclosed Confidential Information. Within ninety (90) days after the execution thereof, Licensee will provide Licensor a copy of each confidentiality agreement which is executed by each such Person to whom Licensee has disclosed Confidential Information under this Section 4.2.1.
          4.2.2 Disclosures Required by Law. If, pursuant to valid and applicable Law, Licensee or any Licensee Representative is legally required to disclose Confidential Information, Licensee will provide Licensor with prompt written notice of such requirement, as soon as reasonably possible after Licensee becomes aware of such requirement, so that the Licensor may take whatever action it deems appropriate, including intervening in any proceeding, seeking a protective order or injunction, or other reliable assurance that confidential treatment will be accorded to Confidential Information. Licensee will reasonably cooperate with Licensor and its counsel (at no cost to Licensee) so as to enable Licensor to obtain a protective order or other reliable assurance that confidential treatment will be accorded to Confidential Information. If, after complying with the provisions of this Section 4.2.2, Licensee or Licensee Representative is nonetheless required to disclose Confidential Information, Licensee or Licensee Representative, as applicable, will only furnish that portion of the Confidential Information which is legally required to be so furnished, and Licensee shall notify the Licensor of the disclosure within five (5) business days after such disclosure, unless the Licensor was an intervenor or participant in the proceeding.
     4.3 Reasonable Cooperation. Caltech and USC agree to cooperate reasonably with Licensee with its efforts to commercialize the technology covered by the Transaction Documents. Such cooperation shall include:
          4.3.1 The loan to Licensee from time to time of presently existing direct methanol fuel cell demonstration units, which will be maintained in working order for a minimum period of twenty-four (24) months, for the purpose of showing them to prospective financiers and strategic partners, such loans to be requested by Licensee on at least three (3) days’ notice, subject to prior commitments, for loan duration not to exceed five (5) business days each and subject to Licensee’s obligation to indemnify CT and USC for any loss, damage or other claim arising out of Licensee’s handling or use of such units during the period of each such loan;
          4.3.2 Licensee visits from time to time the direct methanol fuel cell laboratories with Licensee’s prospective financiers and strategic partners, such visits to be made at times reasonably convenient to Caltech and USC on at least seven (7) days’ prior notice (with Licensee to provide names and companies of prospective visitors), to be attended by one or more knowledgeable scientists from the relevant laboratories for approximately one hour so that they may answer questions within the scope of this Agreement and the Transaction Documents and to be subject to the execution of confidentiality agreements by each visitor in form and substance acceptable to Caltech and USC; and
          4.3.3 Reasonable access by a Licensee scientist or engineer to the key laboratory scientists involved in the technology covered by the Transaction Documents for purposes of effectively transferring the technology to Licensee, at times reasonably convenient to Caltech and USC, on at least seven (7) days’ notice, subject to the execution of confidentiality agreements by each such scientist or engineer in form and substance acceptable to Caltech and USC and subject to travel and other commitments of such scientists. Licensee shall pay the reasonable actual costs, if any, of making such person or persons available, however, that the cost charged to Licensee shall be applied as a credit against Licensee’s future royalty obligations to Caltech and USC.
ARTICLE 5
Consideration
     5.1 Consideration to Licensor. In consideration for the grant of the licenses under this Agreement and under that certain Non-Exclusive License Agreement dated as of January 19, 2006 by and among USC, Caltech and Licensee (collectively the “Licenses”), Licensee shall issue to USC and Caltech in equal shares a number of shares (the “License Shares”) of the common stock of DMFCC equal to the difference between (i) fifteen percent (15%) of the issued and outstanding shares of Common Stock (as defined in the Technology Transfer and Subscription Agreement dated May 21, 2002) determined on a fully diluted basis and (ii) 5,000 of the 8,000 shares delivered as consideration for the Option Agreement and amendments thereto (the “Option Shares”) (the License Shares and the Option Shares are collectively, the “Shares”). Licensee also agrees to pay royalties on the Licensed Technology as set forth herein and in the Non-Exclusive License Agreement.
     5.2 Royalties on Sales. Licensee shall pay to Licensor patent royalty payments of (i) ********** of the Gross Revenue for Royalty-based Licensed Products sold or leased by Licensee or any Affiliate or Sublicensee for use in non-utility vehicles during the License Period and (ii) ********** of the Gross Revenue for Royalty-based Licensed Products sold or leased by Licensee or any Affiliate or Sublicensee for use in any other application. Notwithstanding the foregoing, Licensee’s royalty payments under this Section 5.2 shall be offset by any royalty payment amount for the same Licensed Products made under the Non-Exclusive License Agreement. Such payments shall be made concurrently with the reports required pursuant to Section 6.2 and shall be directed in equal shares to USC and Caltech at their respective addresses set forth in Section 15.6, or to such other account or address as may be directed by USC or Caltech, as the case may be, in a notice pursuant to Section 15.6 sent to Licensee.
     5.3 Royalties on Sublicenses. Licensee shall pay Licensor ********** of the Sublicensing Consideration that Licensee receives from Sublicensees. Such payments shall be made concurrently with the reports required pursuant to Section 6.2 and shall be directed in equal shares to USC and Caltech at their respective addresses set forth in Section

15.6, or to such other account or address as may be directed by USC or Caltech, as the case may be, in a notice pursuant to Section 15.6 sent to Licensee.
     5.4 Royalties on Imported Products. With respect to any Licensed Products that are imported or contain imported parts (“Imported Licensed Products”), in lieu of the royalties set forth in Section 5.2, Licensee shall pay to Licensor patent royalty payments of (i) ********** of the Gross Revenue for Royalty-based Licensed Products sold or leased by Licensee or any Affiliate or Sublicensee for use in non-utility vehicles during the License Period and (ii) ********** of the Gross Revenue for Royalty-based Licensed Products sold or leased by Licensee or any Affiliate or Sublicensee for use in any other application. Notwithstanding the foregoing, Licensee’s royalty payments under this Section 5.4 shall be offset by any royalty payment amount for the same Imported Licensed Products made under the Non-Exclusive License Agreement. Such payments shall be made concurrently with the reports required pursuant to Section 6.2 and shall be directed in equal shares to USC and Caltech at their respective addresses set forth in Section 15.6, or to such other account or address as may be directed by USC or Caltech, as the case may be, in a notice pursuant to Section 15.6 sent to Licensee.
ARTICLE 6
Recordkeeping and Reports
     6.1 Recordkeeping. During the License Period, Licensee agrees to keep records of major activity undertaken under this Agreement as such activity relates to the Licensed Patents. The activities of Licensee which shall constitute “major activity” for purposes of this Section 6.1, and the scope of the reports to be provided by Licensee under Section 6.2, are as follows:
          6.1.1 Any action with regard to a Licensed Patent or related patent application.
          6.1.2 Material correspondence with current or prospective investors.
          6.1.3 The initial manufacture, distribution or sale of each Licensed Product.
          6.1.4 Any agreement with a third party related to the exercise of any have made rights provided herein.
          6.1.5 Any material correspondence and agreements with a Sublicensee or potential Sublicensee.
          6.1.6 Such other information or activity as Licensor may, in its reasonable judgment, deem to be a major activity hereunder material to this Agreement.

     6.2 Reports. On or before the last day of February, May, August and November throughout the License Period, Licensee shall deliver an oral briefing to Licensor, telephonically or at the offices of Licensee, and shall also furnish Licensor with a written report for the preceding calendar quarter, specifying the information to be provided by Licensee pursuant to Section 6.1. On or before the twentieth day of each January, April, July and October after the Effective Date and after the first commercial production of Royalty-based Licensed Products by Licensee, Licensee, its Affiliates and its Sublicensees shall render to Licensor a report in writing, setting forth the number of units of Royalty-based Licensed Products manufactured and the number of units sold and/or leased during the preceding calendar quarter by Licensee and its distributors, agents and related companies, separately identifying the Imported Licensed Products sold and/or leased and also setting forth all information necessary to determine the royalties payable under the Agreement, such report to be forwarded to Licensor simultaneously with the royalty payment. The report shall be certified as true and accurate by an officer of Licensee.
     6.3 Recordkeeping for Royalty-based Licensed Products. Licensee shall, and shall cause its Affiliates and Sublicensees to, keep records and books of account in respect of all Royalty-based Licensed Products made, sold and leased under the Agreement. Licensor shall have the right, upon reasonable advance notice and during business hours, to examine, or to have its designated auditors examine, such records and books of account, including without limitation invoices, purchase orders or other documentation acceptable to Licensor evidencing the number of Royalty-based Licensed Products imported and/or sold by Licensee, and Licensee shall keep the same for at least three years after it pays Licensor the royalties due for such Royalty-based Licensed Products. Such examination may be conducted no more frequently than once each calendar year and shall be conducted in a manner not unreasonably disruptive of the research, development or operations of Licensee. The costs of such audit shall be reimbursed to Licensor by Licensee if the audit identifies a shortfall of five percent (5%) or more of royalties due hereunder for the period. Licensee shall also promptly pay such shortfall together with a late charge in the amount of one percent (1%) per month from the date due until the date paid.
ARTICLE 7
Licensee Improvements
     7.1 Disclosure to Licensor. During the License Period and subject to the terms and conditions of this Agreement, Licensee agrees to disclose to Licensor all Licensee Improvements. For the purpose of imparting technical information to Licensor regarding the Licensee Improvements, Licensee agrees at a frequency no less than once per calendar quarter year:
          7.1.1 to advise Licensor within sixty (60) days of the development of any Licensee Improvements;

          7.1.2 to permit Licensor’s employees and/or any technical consultants who have signed a confidentiality agreement substantially in the form of Schedule 8.2 or other confidentiality agreement reasonably acceptable to Licensee and such third party, to make such inspections of the Licensee Improvements as are acceptable to Licensee, in Licensee’s sole discretion, at reasonable times and at Licensor’s expense;
          7.1.3 to furnish Licensor with copies of drawings and other available technical data relative to all raw materials and all equipment developed for or found particularly suitable for use in such Licensee Improvements; and
          7.1.4 to furnish Licensor with copies of papers, documents and correspondence filed in the United States Patent and Trademark Office and foreign patent offices pertaining to those Licensee Patents which cover any aspect of such Licensee Improvements.
     7.2 Visits to Facilities. Licensee and Licensor shall develop reasonable procedures for allowing third parties designated by Licensor the right to visit Licensee’s facilities, and the facilities of Licensee’s Affiliates and Sublicensees, at reasonable times during operation provided that (i) Licensor provides reasonable advance notice of the timing of the visit and identity of the visitors; (ii) the visitors execute confidentiality agreements in the form of Schedule 8.2 or other confidentiality agreement required by Licensee; (iii) the visitors agree to adhere to Licensee’s safety rules while on Licensee’s premises; (iv) all such visitors shall be subject to the prior approval of Licensee and of the applicable Affiliate or Sublicensee, not to be unreasonably withheld; and (v) no such visit will interfere with the activities or operations of Licensee, its Affiliates or Sublicensees, as applicable. In no event will Licensee be obligated to provide any Licensee Confidential Information to such visitors, including information concerning Licensee Improvements (other than Third Parties which satisfy the provisions of Section 7.1(f)); however, Licensee, its Affiliates and Sublicensees will provide general performance data (at Licensor’s expense) concerning the Licensed Technology and Licensed Patents.
ARTICLE 8
Restrictions on Disclosure and Use of Licensee
Confidential Information
     8.1 Licensor’s Obligations. Licensor agrees to treat as confidential and will use only in the manner and for the purposes expressly permitted in this Agreement, all Licensee Confidential Information disclosed by or acquired, directly or indirectly, by Licensor or any Licensor Representative from Licensee or Licensee Representatives. Licensor further covenants that, except as expressly permitted by this Agreement, it will not disclose Licensee Confidential Information to any Person and will exercise every reasonable precaution to preclude the unauthorized disclosure and use of Licensee Confidential Information by Licensor Representatives. To the extent any software is included in any Licensee Confidential Information, Licensor agrees that it will not decompile, disassemble or reverse engineer such software except as permitted in writing by Licensee.

     8.2 Permitted Disclosures.
          8.2.1 General. Notwithstanding the provisions of Section 8.1, Licensor may disclose, to the extent reasonably necessary for purposes of this Agreement or Licensor’s activities not inconsistent herewith, Licensee Confidential Information to Licensor Representatives, provided that, prior to any such disclosure, Licensor requires each such Person to execute a confidentiality agreement substantially in the form of Schedule 8.2 or other confidentiality agreement reasonably acceptable to Licensee and such Person. Notwithstanding the foregoing, if due to an emergency or other event beyond the reasonable control of Licensor it is not practicable for Licensor to obtain the execution of such agreement prior to disclosure of Licensee Confidential Information, Licensor shall be permitted to disclose such Licensee Confidential Information as is reasonably necessary in the circumstances provided that as soon as reasonably practical thereafter, Licensor secures the execution of such confidentiality agreement by any such Person to whom Licensor has disclosed Licensee Confidential Information. Within ninety (90) days after the execution thereof, Licensor shall provide Licensee a copy of each confidentiality agreement which is executed by each such Person to whom Licensor has disclosed Licensee Confidential Information pursuant to this Section 8.2.1.
          8.2.2 Disclosures Required by Law. If, pursuant to valid and applicable Law, Licensor or any Licensor Representative is legally required to disclose Licensee Confidential Information, Licensor will provide Licensee with prompt written notice of such requirement, as soon as reasonably possible after Licensor becomes aware of such requirement, so that the Licensee may take whatever action it deems appropriate, including intervening in any proceeding, seeking a protective order or injunction, or other reliable assurance that confidential treatment will be accorded to Licensee Confidential Information. Licensor will reasonably cooperate with Licensee and its counsel (at no cost to Licensee) so as to enable Licensee to obtain a protective order or other reliable assurance that confidential treatment will be accorded to Licensee Confidential Information. If, after complying with the provisions of this Section 8.2.2, Licensor or Licensor Representative is nonetheless required to disclose Licensee Confidential Information, Licensor or Licensor Representative, as applicable, will only furnish that portion of the Licensee Confidential Information which is legally required to be so furnished, and Licensor shall notify the Licensee of the disclosure within five (5) business days after such disclosure, unless the Licensee was an intervenor or participant in the proceeding.
          8.2.3 Issued Patents and Published Patent Applications. Notwithstanding anything to the contrary herein, Licensee may identify, to third parties having no obligations to preserve the confidentiality or information received from Licensee, that it is a licensee of patents or patent applications licensed herein once they are published, provided that the form and content of any such disclosure shall be subject to the prior written approval of Licensor.

ARTICLE 9
Representations and Warranties
     9.1 Of Licensor. Licensor represents and warrants to Licensee as follows:
          9.1.1 Licensor owns or has sufficient authority to convey the rights under the Licensor Rights free and clear of all Encumbrances, and the Licensor Rights are not subject to any exclusive licenses or other rights of use;
          9.1.2 All necessary action has been taken by Licensor to approve the execution and consummation of this Agreement;
          9.1.3 Licensor has all necessary power and authority to enter into and perform its obligations under this Agreement and has taken all necessary action in accordance with its organizational documents and has received any consents and approvals which are necessary to authorize the execution and consummation of this Agreement;
          9.1.4 Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions herein contemplated nor the fulfillment of or compliance with the terms and provisions hereof will (i) violate any Law, or (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the organizational documents of Licensor, or any agreement or instrument to which Licensor is a party or by which it is bound;
          9.1.5 Licensor has the full right, power and authority to grant to Licensee the use of the Licensor Rights in accordance with the terms and provisions of this Agreement;
          9.1.6 To the best of Licensor’s knowledge, the Licensor Rights do not infringe on or violate any right of any third party;
          9.1.7 There is no action, suit, claim, proceeding or governmental investigation pending or, to the best of Licensor’s knowledge, threatened against Licensor with respect to the Licensor Rights; and
          9.1.8 To the best of Licensor’s knowledge, the Licensed Patents are valid and enforceable within the Licensed Territory.
     9.2 Of Licensee. Licensee represents and warrants to Licensor as follows:
          9.2.1 Licensee has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under its organizational documents and has received any consents or approvals which are necessary to authorize the execution and consummation of this Agreement;

          9.2.2 Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions herein contemplated nor the fulfillment of or compliance with the terms and provisions hereof will (i) violate any Law, or (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the organizational documents of Licensee, or any agreement or instrument to which Licensee is a party or by which it is bound;
          9.2.3 All necessary government approvals have been obtained, and all government filings have been made, as necessary for the Licensee to enter into this Agreement and to perform in accordance with its terms;
          9.2.4 Licensee shall mark all Licensed Products with applicable patent numbers, as instructed by Licensor.
          9.2.5 Licensee shall not be majority-owned or controlled by an existing manufacturing company or its Affiliate for a period of three (3) years from the Effective Date;
          9.2.6 Licensee is, as of the Effective Date, funded by one or more angel investors and/or venture capital groups and/or Caltech and/or USC themselves, is capitalized in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00), and is owned by such investors, and/or jointly with Caltech and/or USC and/or key employees of DMFCC; and
          9.2.7 Licensee shall use it best efforts to develop the Licensed Products and practice the Licensed Technology in connection with the Licensed Products, promote the sale of Licensed Products and enhance the reputation and goodwill associated with the Licensed Products.
ARTICLE 10
Disclaimers
     10.1 General. Nothing in this Agreement is or shall be construed as:
          10.1.1 an obligation of either Party to bring or prosecute actions or suits against third parties for infringement, except to the extent and under the circumstances described in this Agreement; or
          10.1.2 a grant by implication, estoppel or otherwise of any licenses under patent applications or patents of Licensor, Licensee or other Persons other than as provided in this License Agreement.
     10.2 Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER LICENSOR, IN RESPECT OF LICENSOR RIGHTS, NOR LICENSEE, IN RESPECT OF LICENSEE IMPROVEMENTS OR LICENSEE

CONFIDENTIAL INFORMATION, MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     10.3 Disclaimer of Consequential Damage Liability; Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY BE RESPONSIBLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING DAMAGES FOR LOST GOODWILL, LOST PROFITS, LOST BUSINESS OR OTHER INDIRECT ECONOMIC DAMAGES, WHETHER SUCH CLAIM IS BASED ON CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR OTHER LEGAL THEORY, AS A RESULT OF A BREACH OF ANY WARRANTY OR ANY OTHER TERM OF THIS AGREEMENT, AND REGARDLESS OF WHETHER A PARTY WAS ADVISED OR HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.
ARTICLE 11
Indemnification and Insurance
     11.1 Indemnification by Licensee. Licensee agrees to indemnify, hold harmless and defend Licensor and Licensor Representatives (collectively, the “Licensor Indemnified Parties”) from, against, and with respect to any Claims arising out of (a) the breach of any representation, warranty or covenant of Licensee under this Agreement, (b) the production of any Licensed Product and (c) the combination of Licensed Technology with any other technology, product, component or good. In the event of any such Claim, Licensee shall defend the Licensor Indemnified Parties in question at Licensee’s sole expense by counsel selected by Licensee, subject to approval by Licensor, which approval is not to be unreasonably withheld or delayed. The settlement of a Claim which is the subject of the foregoing indemnification and which involves more than the payment by Licensee of monetary damages, shall require Licensor’s prior approval; provided that if Licensor does not approve any such settlement and, after Licensee’s reasonable diligence in defending such Claim, the amount of the final judgment or award exceeds the amount of the settlement proposed by Licensee and disapproved by Licensor, then Licensor shall be responsible to pay any such excess amount, plus Licensee’s reasonable costs and expenses of litigation (including reasonable attorneys’ fees). In addition, Licensor Indemnified Parties shall have the right to hire counsel, at their sole expense, who shall cooperate with Licensee’s counsel in the defense of any Claim indemnified under this Section 11.1; provided that if Licensor reasonably determines there are Claims or defenses available to Licensor Indemnified Parties which are not otherwise available to Licensee or if a conflict of interest exists between Licensee and Licensor Indemnified Parties, or if Licensee fails to diligently prosecute any such Claim with competent counsel, then Licensor Indemnified Parties shall be entitled to separate representation by counsel of their choosing, and the cost thereof shall be borne by

Licensee. The settlement of any Claim which is the subject of the foregoing indemnification and which involves more than the payment by Licensee of monetary damages shall require Licensor’s prior approval; provided that if Licensor does not approve any such settlement and, after Licensee’s reasonable diligence in defending such Claim, the amount of the final judgment or award exceeds the amount of the settlement proposed by Licensee and disapproved by Licensor, then Licensor shall be responsible to pay any such excess amount, plus Licensee’s reasonable costs and expenses of litigation (including reasonable attorneys’ fees).
     11.2 Indemnification by Licensor. Licensor agrees to indemnify, hold harmless and defend Licensee and Licensee Representatives (collectively, the “Licensee Indemnified Parties”) from, against and with respect to any Claim arising out of the breach of any representation, warranty or covenant of Licensor under this Agreement, and for any Claims that the Licensor Rights or Licensee’s use of the Licensor Rights infringe or violate any patents, copyrights, trademarks or trade secrets or other intellectual property rights of any Person. In the event of any such Claim, Licensor shall defend the Licensee Indemnified Party or Parties in question at Licensor’s sole expense by counsel selected by Licensor, subject to reasonable approval by Licensee, which approval is not to be unreasonably withheld or delayed. In addition, Licensee Indemnified Parties shall have the right to hire counsel, at their sole expense, who shall cooperate with Licensor’s counsel in the defense of any Claim indemnified under this Section 11.2; provided that if Licensee reasonably determines there are Claims or defenses available to Licensee Indemnified Parties which are not otherwise available to Licensor or if a conflict of interest exists between Licensor and Licensee Indemnified Parties, or if Licensor fails to diligently prosecute any such Claim with competent counsel, then Licensee Indemnified Parties shall be entitled to separate representation by counsel of their choosing, and the cost thereof shall be borne by Licensor. The settlement of any Claim which is the subject of the foregoing indemnification and which involves more than the payment by Licensor of monetary damages shall require Licensee’s prior approval; provided that if Licensee does not approve any such settlement and, after Licensor’s reasonable diligence in defending such Claim, the amount of the final judgment or award exceeds the amount of the settlement proposed by Licensor and disapproved by Licensee, then Licensee shall be responsible to pay any such excess amount, plus Licensor’s reasonable costs and expenses of litigation (including reasonable attorneys’ fees).
     11.3 Insurance. At such time as the Licensee (“Insured Party”) begins to sell or distribute Licensed Products (other than for testing or demonstration in non-motive form or for the purpose of obtaining regulatory approvals), such Insured Party so selling or distributing Licensed Products shall at its sole expense, procure and maintain policies of comprehensive general liability insurance with commercially reasonable limits of coverage. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for the Insured Party’s operations hereunder. In the event the aforesaid product liability coverage does not provide for occurrence liability, the Insured Party shall maintain such comprehensive general liability insurance for a reasonable period of not less than five (5) years after it has ceased commercial distribution or use of any Licensed Product. The Insured Party shall provide Licensor with written evidence of such insurance upon the request of Licensor. In addition, Licensee, at its own expense, shall obtain and maintain for the term of this Agreement, property damage and liability insurance or self-insurance against injury or death to persons and loss or damage to property including loss by fire (including so-called “extended coverage”), theft, destruction, public liability risks, and such other risks customarily insured against by businesses in which Licensee is engaged and shall designate Licensor as an “additional insured” on all such policies.
ARTICLE 12
Prosecution and Maintenance of Patent Rights
     12.1 Responsibility of Licensor. Licensor will take all actions to maintain the Licensed Patents during the life of such patents; and shall have full control over prosecution and maintenance of such patent applications and patents encompassed within the Licensor Rights; however, if Licensor fails to take necessary actions to prosecute and maintain the Licensed Patents, Licensee may do so at Licensor’s expense.
     12.2 Patent Expenses. From and after the Effective Date, Licensee will pay within ninety (90) days all patent expenses accruing after the Effective Date which are incurred by Licensor in fulfilling its obligations pursuant to Section 12.1. Licensee shall pay such expenses after receipt of Licensor’s invoice therefor setting forth in reasonable detail all such expenses. All attorneys’ fees and expenses paid by this Article 12 shall be included in Licensee’s Deductible Expenses.
     12.3 Prosecution of Infringements by Third Persons.
          12.3.1 In the event Licensee or Licensor becomes aware of any actual or threatened infringement of any Licensor Rights, that Party shall promptly notify the other and the parties shall discuss the most appropriate course of action to be taken. Subject to Licensor’s obligations under Section 11.2, the parties shall use commercially reasonable efforts in cooperating with each other to terminate such infringement without litigation. Subject to any applicable statutes of limitations, if within sixty (60) days after the date of such notification of infringement, attempts to abate such infringement are unsuccessful, then Licensee may bring an action at its own expense with the prior written consent of Licensor. Subject to applicable Law, Licensee will not unreasonably withhold or delay approval for any non-initiating Third Party Licensee to participate in, and share the expense of any such action; provided that Licensee has the same rights under the Third Party License, as provided in this Section 12.3 to participate in and share damages as to any infringement action brought by the Third Party Licensee. Licensor shall cooperate with Licensee’s reasonable requests related to prosecution of infringements at the expense of the Licensor. Licensor may, on its own initiative and at Licensor’s expense, join in such suit.

          12.3.2 All recoveries, damages and awards in any such suit, after reimbursement of reasonable litigation costs and expenses of Licensee, participating Sublicensees, participating Third Party Licensees and Licensor not previously reimbursed, shall be divided among the parties participating in such suit; provided that all such net recoveries allocated to Licensee shall be included in the calculation of Gross Revenue on which royalties are payable pursuant to Sections 5.2 and 5.4 hereof. To the extent recoveries exceed such costs and expenses with respect to such infringement action, such excess recoveries shall be divided in accordance with appropriate judgment or award or if there is no such judgment or award in accordance with the damages suffered by Licensor and the respective parties to the litigation (if any) due to the infringement. In the event that no licensee elects to institute or prosecute any suit to enjoin or recover damages from any third party, then Licensor alone may, in its sole discretion and at its expense, initiate and conduct an infringement action and keep any settlement or award which may be obtained. Licensee and Licensor each agrees that neither will settle any action commenced by it pursuant to this Section 12.3 in a manner that is prejudicial to any Licensor Rights without the other Party’s prior written approval, which shall not be unreasonably withheld or delayed.
     12.4 Defense of Third Party Infringement Claims. In the event Licensee’s use of any Licensor Rights as used by Licensee becomes the subject of a Claim for which Licensor has indemnified Licensee under Section 11.2, the Party receiving notice of such Claim shall promptly give notice to the other, whereupon the parties will meet to consider the Claim and the appropriate course of action, subject to Licensor’s obligations and Licensee’s rights, under Section 11.2. Any settlements paid or expenses incurred in connection with a third party infringement claim based on Licensee’s use in the United States of the licenses provided herein shall be an advance against running royalties due to Licensor under Section 5.2 and Section 5.3.
     12.5 Marking. Upon the request of Licensor, Licensee agrees to mark and to cause any Licensee Affiliate to mark, as may be reasonably requested by Licensor, any Licensed Products (or their containers or bills of lading) made, sold, or otherwise disposed of by it or them, with any notice of Licensor Rights necessary or desirable under applicable Law to enable the Licensor Rights to be enforced to their full extent.
     12.6 Public Disclosure and Use of Names or Marks. At no time, whether prior to or after the execution of this Agreement, shall any Party hereto (i) issue any public or private statement or communication to any third party, other than legal counsel for the Parties, regarding this Agreement, the subject matter of this Agreement or the agreements and transactions contemplated hereby without the prior written approval of the other parties hereto, except as required by law or regulatory authority (provided that the other Parties shall be provided reasonable advance written notice of any request or demand for disclosure), or (ii) use any trademark, trade name, logo or other identifying mark or designation of any other Party without the prior written approval of the owner of such mark, name or other designation.

ARTICLE 13
Term; Consequences of Expiration or Termination
     13.1 Term of Agreement. The term of this Agreement (“License Period”) shall commence on the Effective Date and, unless terminated earlier in accordance with its terms, shall continue in effect until the earlier of (i) the last of the Licensed Patents expires or (ii) the Non-Exclusive License Agreement dated as of January 19, 2006, is terminated for reasons other than the expiration of the last of the patents licensed thereunder.
     13.2 Termination of Agreement. If either of the Parties breach any of their respective obligations under this Agreement or under the Non-Exclusive License Agreement or any other Transaction Document, the other Party shall have the right to terminate this Agreement and the rights granted hereunder by giving the breaching Party at least sixty (60) days written notice thereof, provided, however, that if the breaching Party cures the breach within such sixty (60) day period, this Agreement shall continue in full force and effect. In addition to the rights specified in Section 13.3, the non-breaching Party shall have all rights and remedies available in law or equity, including injunctive relief, and the breaching Party shall be liable for all costs and expenses, including reasonable legal fees, incurred as a result of a material breach of this Agreement. No termination of this Agreement shall relieve either of the Parties of their respective obligations arising prior to the effective date of such termination.
     13.3 Consequences of Expiration or Termination.
          13.3.1 Upon the expiration or termination of this Agreement, neither Party shall be relieved or discharged from any liability under this Agreement which arose prior to the date of such expiration or termination.
          13.3.2 The provisions of Article 4 (Restrictions on Disclosure and Use of Licensor Confidential Information), Article 8 (Restrictions on Disclosure and Use of Licensee Confidential Information), and Section 12.6 (Use of Licensor’s Name; Confidentiality of Agreement and Terms) shall survive the expiration or termination of this Agreement for a period of two (2) years. The provisions of Article 9 (Representations and Warranties), Article 10 (Disclaimers), Article 11 (Indemnification and Insurance), Section 12.4 (Defense of Third Party Infringement Claims), Article 14 (Governing Law; Dispute Resolution), Section 15.7 (Notices) and Section 15.13 (Remedies Not Exclusive), shall survive indefinitely the expiration or termination of this Agreement.
          13.3.3 If, upon the expiration or termination of this Agreement, Licensee or any Licensee Affiliate or Sublicensee then possess Licensed Products, has started the manufacture of any Licensed Products, or has accepted orders therefor, Licensee or Licensee Affiliates or Sublicensees shall have the right to sell their inventories, complete the manufacture and marketing of such Licensed Products for a period not to exceed twelve (12) months following such expiration or termination. During the twelve month sell-off period,

Licensee shall continue to deliver reports to Licensor and maintain records as required under Article 6 hereof, and to make payments to Licensor as required under Article 5 hereof.
          13.3.4 The expiration or termination of the Agreement shall not have the effect of terminating any other license nor otherwise affect the parties’ respective rights and obligations under any other licenses. For the avoidance of doubt, expiration or termination of this Agreement or the expiration or termination of the License shall have the effect of terminating (i) Licensor’s rights to any Licensee Improvements or any of Licensee Confidential Information and (ii) Licensee’s rights to use Licensor Rights and Confidential Information under this Agreement.
          13.3.5 Except as expressly agreed in writing by the Parties, Licensor and Licensee each agrees to return to the other Party, and to cause its representatives to return to the other Party on or before the sixtieth (60th) day after expiration or termination of this Agreement, Licensee Confidential Information and Confidential Information, respectively.
          13.3.6 For the avoidance of doubt, after termination of this Agreement due to the expiration of the License Period as provided in Section 13.1(i), Licensee shall have a fully paid-up, non-cancelable worldwide non-exclusive right and license to make, have made, assemble, manufacture, develop, use, operate, market, lease, sell, offer for sale, distribute and service Licensed Products, and to practice or have practiced the Licensed Technology in connection with the licensed Products subject to continuation by Licensee of its obligations under Sections 11.1 and 11.3 hereof throughout the continued exercise by Licensee of its rights under such license.
          13.3.7 Upon the expiration or termination of this Agreement for any reason other than expiration of the License Period as provided in Section 13.1(i), Licensor shall accept an assignment by Licensee of any sublicenses granted by Licensee to entities other than Affiliates, and any sublicense so assigned shall remain in full force and effect.
ARTICLE 14
Governing Law; Dispute Resolution
     14.1 Governing Law. This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of California, U.S.A., as applied to contracts executed and performed entirely with the State of California, without regard to conflicts of laws rules.
     14.2 Arbitration.
          14.2.1 In the event of any dispute, controversy, or claim arising out of or relating to, or in connection with this Agreement, including any question regarding its existence, validity or termination or regarding a breach hereof (a “Dispute”), the parties agree to hold a meeting promptly following the request of a Party, attended by individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute. If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the Dispute, such Dispute shall be exclusively resolved by final and binding arbitration in Los Angeles, California, or other mutually agreeable location, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), then in effect.
          14.2.2 Any Party shall have the right to initiate arbitration, by providing written notice to the other Parties of its intent to arbitrate and the nature of the Dispute, and to have such Dispute administered and finally resolved under the Rules. Each Party hereby agrees to submit to such arbitration. Unless the Parties agree upon the appointment of a sole arbitrator, there shall be three (3) arbitrators appointed in accordance with the Rules. Notwithstanding anything to the contrary contained in this Section 14.2, the Arbitrator(s) shall have no authority to compel specific performance, order any injunctive or other equitable relief. The Parties hereby agree that any proceedings to compel arbitration shall be brought only in accordance with Section 14.3.
          14.2.3 To the extent not provided under the Rules, the parties shall have the right of discovery as accorded to parties in civil litigation under the U.S. Federal Rules of Civil Procedure; however, the period for discovery shall be limited to thirty (30) days. The parties shall bear the cost of arbitration equally unless the arbitrators require the non-prevailing Party to bear all or any portion of the prevailing Party’s costs (including, without limitation, the prevailing Party’s reasonable attorneys’ fees). The arbitrators will be instructed to prepare and deliver to all parties a written opinion explaining their decision. Decisions of the arbitrators shall be made by a majority vote. The award rendered in an arbitration commenced hereunder shall be final and binding as if rendered by a court of competent jurisdiction.
          14.2.4 The rights and obligations of the Parties to arbitrate any Dispute shall survive the expiration or termination of this Agreement for any reason and shall apply notwithstanding compliance or non-use of the good faith resolution procedures of this Section 14.2.
     14.3 Rights to Bring Certain Actions. Notwithstanding Section 14.2, since the breach of the provisions of this Agreement cannot be adequately compensated solely by monetary damages, nothing contained in this Agreement shall preclude an aggrieved Party from seeking a court order compelling arbitration, enjoining or restraining any such breach, or enforcing specific performance of any provision hereof, or any other equitable remedy to which it may be entitled in order to compel strict compliance with the provisions of this Agreement. Any such proceeding shall be brought only in the U.S. District Court for the Central District of California situated in the County of Los Angeles, or if such Court lacks jurisdiction over the parties or the proceeding, in the courts of the State of California located in the County of Los Angeles, and each Party hereby agrees to submit to the exclusive jurisdiction of such courts for such purposes.

ARTICLE 15
Miscellaneous
     15.1 Entire Agreement. This Agreement, together with any exhibits and schedules hereto, contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof, and supersedes and merges all prior discussions, representations, negotiations, and agreements (whether written or verbal) between the Parties, with respect to the subject matter of this Agreement.
     15.2 Assignments. Neither this Agreement nor any of the rights or obligations hereunder may thereafter be assigned by either Party without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, and any failure to approve or disapprove within ten (10) business days of the receipt of the written request shall be deemed to be an approval. Notwithstanding the foregoing, Licensee may, without the consent of Licensor, assign this Agreement to any legal successor of Licensee, by operation of law or to the purchaser of substantially all its assets relating to the Licensed Technology and/or to any purchaser of all of the assets of Licensee relating to the Licensed Technology.
     15.3 Export Compliance. Licensee shall comply with all applicable local, state, national and international laws, and Licensee specifically agrees to comply with the export control laws and regulations of the United States, and Licensee shall not export or re-export any Licensed Product in any manner contrary to the applicable export control laws or laws and regulations of the United States or any country.
     15.4 Delivery of Certain Documents. Licensee agrees to deliver to Licensor upon execution of this Agreement all documents provided to the Investors in connection with the closing of the initial funding of Licensee.
     15.5 Headings. The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     15.6 Amendments. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.
     15.7 Force Majeure. Any delay in performance or failure to perform by any Party under this Agreement (other than the payment of monies due) shall be excused to the extent caused by the occurrence, of any event beyond the reasonable control of the Party affected (a “Force Majeure Event”), including but not limited to: acts of God; embargoes; changes in Law; strikes or other concerted acts of workers; fire, flood, explosion; riots, wars, civil disorder; rebellion or sabotage; and accident or breakage to equipment or machinery. The Party suffering the Force Majeure Event shall notify the other Party as soon as is reasonably possible of the occurrence of the Force Majeure Event, the anticipated duration thereof, and anticipated impact upon the affected Party’s obligations under this Agreement, and shall use all commercially reasonable efforts to remedy the cause or effects of such Force Majeure Event and resume full performance under this Agreement.
     15.8 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and: (a) personally delivered with written confirmation of receipt; (b) transmitted by postage prepaid priority U.S. mail; (c) transmitted by facsimile with written confirmation of successful transmission generated by the transmitting machine which indicates the fax number of the recipient below; or (d) by overnight air courier with written confirmation of receipt, to each Party as follows:

To Licensor:	Office of Technology Transfer
California Institute of Technology
1200 East California Boulevard, M/C 210-85
Pasadena, California 91125
Fax: (626) 356-2486

University of Southern California
Patent and Copyright Administration
3716 So. Hope Street, No. 313
Los Angeles, California 90007-4344
Fax: (213) 744-1832

To Licensee:	Direct Methanol Fuel Cell Corporation
2400 Lincoln Avenue
Altadena, California 91001
Attn: Dr. Carl Kukkonen
Fax: (626) 296-6311
Except as otherwise specified all notices and other communications shall be deemed to have been given on the date of receipt if delivered under (a), (b) or (d) above, or on the day of transmission if delivered under (c) above. Any Party may change any of the above information by written notice to the other Party.
     15.9 Relationship of the Parties. Nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Licensor and Licensee. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party, except as specifically provided herein.
     15.10 Severability. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted so as to avoid its unenforceability, rather than voided, in order to achieve the intent of the parties to this Agreement to the maximum extent possible. If the term, condition or provision cannot be so interpreted to preserve such intent of the parties, it shall be severed and the remainder of this Agreement shall remain in full force and effect, unless the continuation of, this Agreement absent such severed term, condition or provision would materially alter the Parties’ intent, as evidenced by the totality of the Agreement, including such severed term, condition or provision.
          15.11 Waiver. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.
          15.12 Prior Agreements. This Agreement supersedes all prior agreements and understandings between the Parties hereto, whether written or oral, concerning as to the subject matter hereof.
     15.13 Remedies Not Exclusive. Any remedies specified in this Agreement are cumulative and in addition to any other remedies that a Party may have at law, in equity or otherwise.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives on the dates specified below.

“LICENSOR”	“LICENSEE”

California Institute of Technology	Direct Methanol Fuel Cell Corporation

By:	By:

Name:	Name:
Title:	Title:
Date:	Date:

University of Southern California

By:

Name:
Title:
Date:

SCHEDULE 1.1
Definitions
     1.1 Definitions. For the purposes of this Agreement, the following terms shall have the meaning:
          1.1.1 “Affiliate” means any Person that directly or indirectly (through one or more intermediaries) controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the ownership (either direct or indirect) of fifty percent (50%) or more of the voting stock or equity shares of such Person, or otherwise, the power (direct or indirect) to cause or determine the direction of the management and policies of such Person (whether by contract or otherwise) provided that, if the law of any country which is the domicile of an Affiliate limits the maximum ownership that may be held in such Affiliate by foreign nationals to less than fifty percent (50%) then control of such Affiliate, in the case of a corporation, shall be direct or indirect beneficial ownership of at least the maximum percentage permitted by the law of such country or, in the case of any other business entity, the right to receive at least that maximum percentage of the net income of such business entity permitted by the law of such country.
          1.1.2 “Ballard” has the meaning specified in Section 2.1.
          1.1.3 “Claim” means (a) any claim, demand, judgment, cause of action or settlement and (b) any loss, costs (including costs of litigation and reasonable attorneys’ fees), damages, fines or penalties arising out of or resulting from any of the foregoing.
          1.1.4 “Confidential Information” means Licensor’s technical, engineering and trade secret information related to the Licensed Technology and related information, as exists now and in the future, and all financial, marketing and other commercial or proprietary information and data that may be disclosed by Licensor to Licensee (directly or indirectly) or otherwise acquired by Licensee or any Licensee Representative from Licensor or any Licensor Representative, except to the extent that such information, (a) as of the date of disclosure to or acquisition by Licensee or any Licensee Representative, was (i) known to Licensee or any Licensee Affiliate; (ii) disclosed in published literature; (iii) generally available to or known within industry; (iv) lawfully obtained by Licensee or any Licensee Affiliate from a third party; or (b) after the date of disclosure to or acquisition hereunder, is (i) disclosed in published literature through no fault of Licensee, Licensee’s Representatives, or any Person to whom Licensee disclosed such information; (ii) generally available to or known within industry through no fault of Licensee, Licensee’s Representatives, or any Person to whom Licensee disclosed such information; (iii) lawfully obtained by Licensee or any Licensee Affiliate from a third party who was determined by Licensee, after reasonable inquiry, to be free of any fiduciary duty or obligation of confidentiality to Licensor with respect to such information, and such information was provided to Licensee or Licensee Affiliate without restriction on disclosure; or (iv) was independently developed by any Licensee or any Licensee Affiliate who had no access to the Confidential Information. For the purposes of this Agreement, the collection of technical information included in the Licensed Technology and disclosed in confidence by Licensor to Licensee or any Licensee Representative shall be presumed to be Confidential Information and to afford a competitive advantage to Licensee even though limited portions of such technical information may be in the public domain; provided, however, that in no case shall any information which is in the public domain be deemed to be Confidential Information.
          1.1.5 “Control” of a company by a Person occurs if securities of the company to which are attached are greater than or equal to 50% of the votes that may be cast to elect directors of the company or other rights to elect a majority of directors are held by or for the benefit of that Person and the votes attached to those securities are sufficient to elect a majority of the directors of the company.
          1.1.6 “Deductible Expenses” means the following items of expense incurred in connection with sales of Licensed Products and included in accordance with recognized principles of accounting in the gross sales price billed: (i) sales, use or turnover taxes; (ii) excise taxes, customs duties or consular fees; (iii) transportation, freight, and handling charges, and insurance on shipments to customers; (iv) trade or quantity discounts to the extent actually granted; (v) agent fees or commission; and (vi) rebates, refunds and credits for any returned Licensed Products.
          1.1.7 “DTI” has the meaning specified in Section 2.1.
          1.1.8 “Effective Date” means the date upon which the Confidential Non-Exclusive License Agreement dated January 19, 2006, by and among USC, Caltech and Licensee (the “Non-Exclusive License Agreement”) is executed, delivered to Licensor and operative according to its Effective Date as defined therein.
          1.1.9 “Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, covenant, condition, lease, license, assignment, option or claim or any other encumbrance or title defect of whatsoever nature or kind, regardless of form, whether or not registered or registrable and whether or not consensual or arising at law (statute or otherwise), including rights of creditors under bankruptcy or insolvency legislation.
          1.1.10 “Governmental Authority” means any nation or government, any state or political subdivision thereof, any Federal, state, municipal, local, territorial or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          1.1.11 “Gross Revenue” means the sum of (a) the gross sales price after Deductible Expenses for Royalty-based Licensed Products or component parts thereof and (b) revenues and recoveries otherwise received by Licensee or any Affiliate or Sublicensee as a result of this License or the Licensed Patents.
          1.1.12 “gross sales price” means the gross sales price established in or determined for normal, bona fide arm’s-length transactions.
          1.1.13 “Investors” means those Persons who contributed to the initial funding of Licensee pursuant to Section 9.2(f) of this Agreement.
          1.1.14 “Law” means any statute, law, code, regulation, ordinance, rule, judgment, order, decree, permit, certification, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereafter in effect.
          1.1.15 “License” has the meaning specified in Section 2.1.
          1.1.16 “Licensed Patents” means the patents listed in Schedule 1.1.16, any patent issued on the fuel cell technology as set forth in New Technology Reports (“NTRs”) and any divisions, reissues, continuations, continuations-in-part, renewals, extensions or corresponding foreign patents or patent applications of the foregoing patents and patent applications.
          1.1.17 “Licensed Products” means any product, device, subassembly, or assembly which consists of, incorporates, is made by, or uses any of the Licensed Technology.
          1.1.18 “Licensed Technology” means devices or techniques covered by any claim in a Licensed Patent.
          1.1.19 “Licensed Territory” means the world.
          1.1.20 “Licensee Confidential Information” means and collectively includes all confidential, proprietary, or other information (in any form whatsoever) of Licensee or any Licensee Affiliate or Sublicensee as exists now or in the future that may be disclosed to Licensor or any Licensor Representative or otherwise acquired (directly or indirectly) by Licensor or any Licensor Representative from Licensee or any Licensee Representative, except to the extent that such information (a) as of the date of disclosure to Licensor or any Licensor Representative, was (i) known to Licensor or any Licensor Affiliate; (ii) disclosed in published literature; (iii) generally available to or known within industry; or (iv) lawfully obtained by Licensor or any Licensor Affiliate from a third party; or (b) after the date of disclosure or acquisition hereunder, is (i) disclosed in published literature through no fault of Licensor, Licensor Representatives, or any Person to whom Licensor has disclosed such information; (ii) generally available to or known within industry through no fault of Licensor, Licensor Representatives, or any Person to whom Licensor has disclosed such information; (iii) lawfully obtained by Licensor or any Licensor Affiliate from a third party who was determined by Licensor, after reasonable inquiry, to be free of any fiduciary duty or obligation of confidentiality to Licensee with respect to such information, and such information was provided to Licensor or Licensor Affiliate without restriction on disclosure; or (iv) was independently developed by Licensor or any Licensor Affiliate who had no access to Licensee Confidential Information. For the purposes of this Agreement, the collection of technical information included in any Licensee Improvements and disclosed in confidence by Licensee to Licensor or any Licensor Representative shall be presumed to be Licensee Confidential Information and to afford a competitive advantage to Licensor even though limited portions of such technical information may be in the public domain; provided, however, that in no case shall any information which is in the public domain be deemed to be Licensee Confidential Information.
          1.1.21 “Licensee Improvements” means and collectively includes any inventions, improvements or modifications, made at any time during the License Period by Licensee, by Licensee Affiliates or by any agent or contractor of Licensee or any Licensee Affiliate which constitute improvements or modifications to the Licensed Patents.
          1.1.22 “Licensee Patents” means any and all United States patents and applications for patents in respect of the Licensee Improvements, and the inventions and processes disclosed therein, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents that may be granted on such applications, and all reissues and extensions thereof.
          1.1.23 “Licensee Representative” means any Licensee Affiliate or any employee, director, officer, accountant or attorney of Licensee or any Licensee Affiliate.
          1.1.24 “License Period” has the meaning set forth in Section 13.1.
          1.1.25 “Licensor Representative” means any Licensor Affiliate, and any employee, director, officer, accountant or attorney of Licensor or any Licensor Affiliate.
          1.1.26 “Licensor Rights” mean collectively the Confidential Information, the Licensed Patents, the Licensed Technology and all other intellectual property rights and trade secrets owned, possessed or licensed by Licensor relating to any of the foregoing, but excluding any Licensee Confidential Information, Licensee’s intellectual property rights and Licensee’s trade secrets.

          1.1.27 “Person” means an individual, corporation, body corporate, firm, limited liability company, partnership, syndicate, joint venture, society, association, trust or other unincorporated entity or federal, provincial, state, county or municipal Governmental Authority, or trustee, executor, administrator or other legal representative.
          1.1.28 “Royalty-based Licensed Products” shall be deemed to mean and refer to any fuel cell or fuel cell stack that is a Licensed Product and any associated system components required to operate the fuel cell or fuel cell stack to produce electrical power which are sold therewith.
          1.1.29 “Sublicensee” shall mean, with respect to a particular Licensed Product, a third party to whom Licensee has granted a license or sublicense under the Licensed Technology to make, have made, assemble, manufacture, develop, use, operate, market, lease, sell, offer for sale, distribute or service such Licensed Product, or to practice or have practiced the Licensed Technology in connection with such Licensed Product in the Licensed Territory.
          1.1.30 “Sublicensing Consideration” shall specifically include without limitation (i) upfront fees; (ii) any premium paid by Sublicensees over fair market value for stock of Licensee and (iii) consideration in the form of equity. Sublicensing Consideration shall not include payment made by a Sublicensee (i) in consideration of equity or debt securities of Licensee; (ii) to support research and development activities to be undertaken by Licensee (including, inter alia, consulting fees provided by Licensee on behalf of the Sublicensee); (iii) upon the achievement by Licensee or Sublicensee of specified milestones or benchmarks in connection with pilot studies or with respect to performance-based milestones relating to the development of Licensed Products; (iv) in consideration for the license or sublicense of any intellectual property other than the Licensed Patents; or (v) as reimbursement for patent or other expenses.
          1.1.31 “Supplementary Technology” has the meaning specified in Section 2.1.
          1.1.32 “Third Party License” means any license granted by Licensor (whether or not for consideration) to any other Person for use of the Licensor Rights at a plant or plants within the Licensed Territory. “Third Party Licensee” means any Person to whom a Third Party License is granted.
          1.1.33 “Transaction Documents” means the following documents as may be amended from time to time: (a) Option for Non-Exclusive License executed by the Parties on May 21, 2002; (b) Option for Exclusive License executed by the Parties on May 21, 2002; (c) the Non-Exclusive License Agreement executed by the Parties on January 19, 2006; (d) the Technology Transfer and Subscription Agreement executed by the Parties on May 21, 2002; and (e) the Registration Rights Agreement executed by the Parties on May 21, 2002.

SCHEDULE 1.1.16
Licensed Patents

Filed
Ref No.	Title	Appl. No.	(priority)	Status
CIT 2445-P	CELLS III	US 60/014,166	26 Mar 96	Lapsed – full US appl. filed

CIT 2445	DIRECT LIQUID-FEED FUEL CELL WITH MEMBRANE ELECTROLYTE & MANUFACTURING METHOD THEREOF	US 08/827,319	26 Mar 97	Issued 31 Aug 99 US 5,945,231

CIT 2445-C	FABRICATION OF A MEMBRANE FOR A FUEL CELL	US 09/305,249 (continuation)	04 May 99	Pending

CIT 2445-C-C	CATALYST MATERIALS FOR FUEL CELLS	US 10/034,094 (continuation)	27 Dec 01	Pending

CIT2492	DIRECT DEPOSIT OF CATALYST ON THE MEMBRANE OF DIRECT FEED FUEL CELLS	US 09/021,692	10 Feb 98	Issued 24 Apr 01 US 6,221,523

CIT2492-PCT	DIRECT DEPOSIT OF CATALYST ON THE MEMBRANE OF DIRECT FEED FUEL CELLS	PCT/US99/02836	10 Feb 99	Pending

CIT2492-EPO	DIRECT DEPOSIT OF CATALYST ON THE MEMBRANE OF DIRECT FEED FUEL CELLS	99905919.9	09 Feb 99	Pending

CIT2492-D	DIRECT DEPOSIT OF CATALYST ON THE MEMBRANE OF DIRECT FEED FUEL CELLS	US 09/428,123 (divisional)	26 Oct 99	Issued 21 Aug 01 US 6,277,447

CIT2492-D-D	DIRECT DEPOSIT OF CATALYST ON THE MEMBRANE OF DIRECT FEED FUEL CELLS	US 09/933,684 (divisional)	20 Aug 01	Pending

CIT2493	HYDROGEN GENERATION BY ELECTROLYSIS OF AQUEOUS SOLUTIONS	US 08/926,947	10 Sep 97	Pending

CIT2493-C	HYDROGEN GENERATION BY ELECTROLYSIS OF AQUEOUS ORGANIC SOLUTIONS	US 09/123,957 (continuation)	28 Jul 98	Issued 09 Oct 01 US 6,299,744

CIT2493-C-D1	HYDROGEN GENERATION BY ELECTROLYSIS OF AQUEOUS ORGANIC SOLUTIONS	US 09/506,170 (divisional)	17 Feb 00	Pending

CIT2493-C-D1-D1	HYDROGEN GENERATION BY ELECTROLYSIS OF AQUEOUS ORGANIC SOLUTIONS	US 09/684,027 (divisional)	06 Oct 00	Pending

Filed
Ref No.	Title	Appl. No.	(priority)	Status
CIT2493-C-D1-D2	HYDROGEN GENERATION BY ELECTROLYSIS OF AQUEOUS ORGANIC SOLUTIONS	US 09/686,444 (divisional)	10 Oct 00	Pending

CIT2688-P	POWER GENERATION IN FUEL CELLS USING LIQUID METHANOL AND HYDROGEN PEROXIDE	US 60/059,789	23 Sep 97	Lapsed – full US filed

CIT2688	POWER GENERATION IN FUEL CELLS USING LIQUID METHANOL AND HYDROGEN PEROXIDE	US 09/160,209	23 Sep 98	Pending

CIT2689-P	SPUTTER-DEPOSITED FUEL CELL ELECTRODES AND MEMBRANES WITH HIGH PERFORMANCE AND LOW-COST: A NEW TECHNIQUE FOR COMMERCIALIZATION OF FUEL CELLS	US 60/059,472	22 Sep 97	Lapsed – full US and PCT filed

CIT2689	SPUTTER-DEPOSITED FUEL CELL MEMBRANES AND ELECTRODES	US 09/172,104	22 Sep 98	Issued 09 Jan 01 US 6,171,721

CIT2689-PCT	“ “ “	PCT US98/19838	22 Sep 98 (22 Sep 97)	Pending (published)

CIT2728-P	METHANOL FUEL CELL BIPLATE WITH IMPROVED WATER HANDLING CAPACITY	US 60/066,850	25 Nov 97	Lapsed – full US and PCT filed

CIT2728	METHANOL FUEL CELL BIPLATE WITH IMPROVED WATER HANDLING CAPACITY	US 09/198,077	23 Nov 98	Issued 23 Nov 98 US 6,291,093

CIT2728-PCT	FUEL CELL ELEMENTS WITH IMPROVED WATER HANDLING CAPACITY	PCT US98/25049	23 Nov 98 (25 Nov 97)	Pending (published)

CIT2730-P	LOW COST LIGHTWEIGHT BIPLATE FOR THE METHANOL FUEL CELL	US 06/066,537	26 Nov 97	Lapsed – full US and PCT filed

CIT2730	LOW COST, LIGHTWEIGHT FUEL CELL ELEMENTS	US 09/198,066	23 Nov 98	Issued 8 May 01 US 6,228,518

CIT2730-PCT	LOW COST, LIGHTWEIGHT FUEL CELL ELEMENTS	PCT US98/25081	23 Nov 98 (26 Nov 97)	Pending (published)

CIT2756	NOVEL POLYMER ELECTROLYTE MEMBRANES FOR USE IN FUEL CELLS	US 08/846,972	30 Apr 97	Pending

Filed
Ref No.	Title	Appl. No.	(priority)	Status
CIT2756-F	NOVEL POLYMER ELECTROLYTE MEMBRANES FOR USE IN FUEL CELLS	PCT/US97/21247	18 Nov 97	Pending

CIT2756-AU	NOVEL POLYMER ELECTROLYTE MEMBRANES FOR USE IN FUEL CELLS	73039/98	18 Nov 97	Pending

CIT2756-ERO	NOVEL POLYMER ELECTROLYTE MEMBRANES FOR USE IN FUEL CELLS	97949503.3	18 Nov 97	Pending

CIT2940-P	HIGH PERFORMANCE MEMBRANE ELECTRODE ASSEMBLIES FOR DIRECT METHANOL FUEL CELLS	US 60/116,742	22 Jan 99	Lapsed – full US and PCT filed

CIT2940	MEMS Valve	US 09/489,514	21 Jan 00	Pending

CIT2940-PCT	MEMBRANE-ELECTRODE ASSEMBLIES FOR DIRECT METHANOL FUEL CELLS	PCT/US00/01813	24 Jan 00	Pending

CIT2940-AU	MEMBRANE-ELECTRODE ASSEMBLIES FOR DIRECT METHANOL FUEL CELLS	47954/00	24 Jan 00	Pending

CIT2940-D	MEMBRANE-ELECTRODE ASSEMBLIES FOR DIRECT METHANOL FUEL CELLS	US 09/882,607 (divisional)	15 Jun 01	Pending

CIT2942-P	IMPROVED MEA FABRICATION TECHNIQUES FOR PSSA-PVDF COMPOSITE MEMBRANE IN DMFC APPLICATIONS DIRECT METHANOL FUEL CELL (DMFC) APPLICATIONS	US 60/116,747	22 Jan 99	Lapsed – full US and PCT filed

CIT2942	MEMBRANE ELECTRODE ASSEMBLY FOR A FUEL CELL	US 09/489,515	21 Jan 00	Pending

CIT2942-PCT	IMPROVED MEMBRANE ELECTRODE ASSEMBLY FOR A FUEL CELL	PCT/US00/01810	24 Jan 00	Pending

CIT2942-AU	IMPROVED MEMBRANE ELECTRODE ASSEMBLY FOR A FUEL CELL	47953/00	24 Jan 00	Pending

CIT2942-D	MEMBRANE ELECTRODE ASSEMBLY FOR A FUEL CELL	US 09/912,804 (divisional)	24 Jul 01	Pending

Filed
Ref No.	Title	Appl. No.	(priority)	Status
CIT2605-P	A METHANOL CONCENTRATION SENSOR FOR AQUEOUS ENVIRONMENTS	US 60/041,872	07 Apr 97	Lapsed – full US and PCT filed

CIT2605	TECHNIQUES FOR SENSING METHANOL CONCENTRATION IN AQUEOUS ENVIRONMENTS	US 09/056,054	06 Apr 98	Issued 23 Oct 01 US 6,306,285

CIT2605-F	A METHANOL CONCENTRATION SENSOR FOR AQUEOUS ENVIRONMENTS	PCT US98/07244	07 Apr 98	Pending

CIT2605-EPO	A METHANOL CONCENTRATION SENSOR FOR AQUEOUS ENVIRONMENTS	98914680.08	15 Oct 98	Pending

SCHEDULE 4.2
Form of Confidentiality Agreement for Licensor Confidential Information
MUTUAL NONDISCLOSURE AGREEMENT
     This agreement is made and entered into as of the ___th day of                      200_. (“Effective Date”) by and between                      (“Company”), having a place of business at                                         , and University of Southern California (“USC”) and California Institute of Technology (“Caltech”) (hereinafter referred to as the “parties”).
     WHEREAS, the parties may wish, for their mutual benefit, to disclose to each other certain information relating to                                          (the “Purpose”), some of which may be Proprietary Information as defined below; and
     WHEREAS, the parties wish to set forth conditions and obligations which will govern the use, duplication and disclosure of any Proprietary Information that may be disclosed by the originating party to the receiving party.
     NOW THEREFORE, the parties agree as follows:
1.	For purposes of this Agreement, the term “Proprietary Information” shall mean any information or data disclosed by either party to the other under or in contemplation of this Agreement, including, but not limited to, the following categories of information: the terms of this Agreement; business plans and any related information; business processes; any technology (including, without limitation, software and hardware) used, including, without limitation, any drawings, schematics or products, and all related documentation; intellectual property including know-how, algorithms, trade secrets and pending patent applications and any other legally recognized intellectual property rights; actual or prospective business partners, investors, employees, independent contractors or third party suppliers; financial and operational information and other matters relating to the operation of the parties’ businesses, including, without limitation, information relating to actual or prospective customers and customer lists, customer usage requirements, business and customer usage forecasts and projections, accounting, finance or tax information, pricing information, sales and marketing information and any information relating to the corporate and/or operational structure of USC and Caltech, Company and their respective affiliates, and all information that the parties have received from third parties which the parties consider proprietary.

2.	When used herein Company, USC and Caltech shall include, individually and collectively, their affiliated companies, officers, directors, agents, and employees.

3.	The parties agree to hold in confidence and withhold from third parties any and all Proprietary Information disclosed by one party to the other and to use Proprietary Information only for the Purpose stated hereinabove and for no other purpose unless the originating party shall otherwise agree specifically in writing. Each party agrees to take reasonable and appropriate measures to safeguard any Proprietary Information received from the other party from theft, loss or disclosure to others, and to limit access to Proprietary Information to those officers, directors, agents, and employees within the receiving party’s organization or control who reasonably require access in order to accomplish the Purpose. The term “originating party” shall mean the party disclosing its Proprietary Information and the term “receiving party” shall mean the party receiving originating party’s Proprietary Information.

4.	The receiving party agrees that information disclosed by the originating party whether in oral or written form need not be characterized as “Proprietary” or “Confidential” to be considered Proprietary Information, but that any information prominently identified as proprietary using an appropriate legend, marking stamp, or other clean and conspicuous written identification which unambiguously indicates the information being provided is the originating party’s Proprietary Information will be treated as Proprietary Information. In the event of a dispute between the parties, the receiving party will have the burden of proving the non-proprietary nature of any information characterized by and received from the originating party as Proprietary Information.

5.	The receiving party shall not be liable for use or disclosure of any such Proprietary Information if it can be established that the same:

a.	is or becomes a part of the public knowledge or literature without breach of this Agreement by the receiving party; or

b.	is known to the receiving party without restriction as to further disclosure when received; or

c.	is independently developed by the receiving party as demonstrated by written records without use of the originating party’s Proprietary Information; or

d.	becomes known to the receiving party from a third party who had a lawful right to disclose it without breach of a duty owed to the originating party; or

e.	is disclosed by the originating party to a third party without restriction as to further disclosure.
     Specific Proprietary Information shall not be deemed to be available to the public or in the possession of the receiving party merely because it is embraced by more general information so available or in the receiving party’s possession.
6.	Should the receiving party be faced with judicial or United States Governmental process to disclose Proprietary Information received hereunder, the receiving party shall forthwith notify the originating party in writing to enable the originating party to seek a protective order or other confidential treatment for its Proprietary Information subject to such process. In any event, such party will disclose only that portion of the Proprietary Information legally required to be disclosed and will use best efforts to assure confidential treatment is accorded any Proprietary Information so disclosed.

7.	The exclusive points of contact with respect to the transmission and control of Proprietary Information disclosed hereunder are designated by the respective parties as follows:

California Institute of Technology	University of Southern California
1200 East California Blvd.	University Park
Pasadena, California 91125	Los Angeles, CA 90089
Attention:	Attention: Dennis Dougherty
     Each party may change its designee by written notice to the other.

8.	The receiving party agrees to promptly notify the originating party of the loss or unauthorized use or disclosure of any Proprietary Information. Proprietary Information shall only be copied or reproduced as is reasonably necessary to permit the receiving party to fulfill the Purpose set forth above. Upon request of the originating party, the receiving party shall surrender any part or all of the Proprietary Information to the originating party, except the receiving party may retain one archival copy of the other party’s Proprietary Information, to be used only to determine its on-going obligations this Agreement

9.	Proprietary Information, including all tangible media in which Proprietary Information is fixed and copies thereof, shall remain the property of the originating party. Neither this Agreement nor the disclosure of Proprietary Information hereunder shall be construed as granting any right or license under any invention or patent or other legally recognized intellectual property right now or hereafter owned or controlled by either party, nor shall any such disclosure constitute any representation, warranty, assurance, guaranty, or inducement by the originating party to the receiving party with respect to the infringement of any patent or other rights of others. No warranty or representation as to the accuracy, completeness or technical or scientific quality of any Proprietary Information is provided herein. WITHOUT RESTRICTING THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTIES AS TO MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PROPRIETARY INFORMATION DISCLOSED HEREUNDER.

10.	The originating party recognizes that the receiving party may currently or in the future be developing information internally, or receiving information from other parties that may be similar to the originating party’s Proprietary Information. Nothing in this Agreement will prohibit the receiving party from developing and marketing products or services that compete with the originating party’s products, provided that in doing so, the receiving party does not use or disclose the originating party’s Proprietary Information.

11.	Each party shall bear its own costs incurred under or in connection with this Agreement. Nothing in this Agreement shall be construed as an obligation by either party to enter into a contract, subcontract, or other business relationship with the other party.

12.	The rights and obligations provided by this Agreement shall take precedence over specific legends or statements associated with Proprietary Information when received.

13.	This Agreement shall be effective as of the Effective Date, but will be retroactive to the first date of disclosure of Proprietary Information to the receiving party relating to the Purpose. The term of this Agreement shall expire two (2) years from the date of the last written disclosure of Proprietary Information. This Agreement may be earlier terminated by either party upon thirty (30) days written notice to the other party. Termination or expiration of this Agreement shall not relieve either party of any obligation to preserve any Proprietary Information received hereunder in confidence for a period of five (5) years from the date of receipt thereof.

14.	Upon termination or expiration of this Agreement, each party shall cease use of all Proprietary Information furnished hereunder and shall, upon written direction of the originating party, return to the originating party, or destroy all such Proprietary Information, together with all copies made thereof by the receiving party. Upon request, the receiving party shall send the originating party a destruction certificate.

15.	This Agreement, and the right and obligations hereunder, may not be transferred or assigned by one party without prior written consent of the other party except that the parties may assign this Agreement and its rights and obligations under it, and transfer and Proprietary Information, in connection with the sale or other disposition of all or substantially all of the assets of the product line or business unit to which this Agreement relates.

16.	The validity, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of California and that any judicial relief will be sought in either the state or federal courts found in Los Angeles County, California and the parties expressly consent to jurisdiction therein.

17.	Each of the parties acknowledges that damages alone will not be an adequate remedy for any breach or violation of its obligations hereunder and that, in addition to all other remedies to which the other party may be entitled hereunder or otherwise, such other party shall be entitled to seek injunctive relief, including specific performance, with respect to said obligations in any court of competent jurisdiction

18.	The parties agree not to reverse engineer or attempt to obtain additional knowledge to any feature or characteristic of either party’s Proprietary Information that is beyond the scope of this Agreement.

19.	The receiving party will not in any form export, re-export, resell, ship, divert, or cause to be exported, re-exported, resold, shipped, or diverted, directly or indirectly, any product or technical data or software of the other party, or the direct product of such technical data or software, to any country for which the United States Government or any agency thereof requires an export license or other governmental approval without first obtaining such license or approval.

20.	This is the entire Agreement between the parties concerning the disclosure and use of Proprietary Information, superseding any prior or contemporaneous written or oral agreements as to the disclosure and protection of Proprietary Information in connection with the aforesaid purposes and may not be amended or modified except by subsequent agreement in writing by duly authorized representatives of the parties.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals, or in signed fax copies to be followed by duplicate originals, by their duly authorized representatives.

Company	University of Southern California

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

California Institute of Technology

By:

Name:

Title:

Date:

SCHEDULE 8.2
Form of Confidentiality Agreement for Licensee Confidential Information
MUTUAL NONDISCLOSURE AGREEMENT
     This agreement is made and entered into as of the ___th day of                      200_. (“Effective Date”) by and between                      (“Company”), having a place of business at                                         , and Direct Methanol Fuel Cell Corporation, a Delaware corporation (“DMFCC”), having a place of business at 2400 Lincoln Avenue, Altadena, CA 91001 (hereinafter referred to as the “parties”).
     WHEREAS, the parties may wish, for their mutual benefit, to disclose to each other certain information relating to                                          (the “Purpose”), some of which may be Proprietary Information as defined below; and
     WHEREAS, the parties wish to set forth conditions and obligations which will govern the use, duplication and disclosure of any Proprietary Information that may be disclosed by the originating party to the receiving party.
     NOW THEREFORE, the parties agree as follows:
21.	For purposes of this Agreement, the term “Proprietary Information” shall mean any information or data disclosed by either party to the other under or in contemplation of this Agreement, including, but not limited to, the following categories of information: the terms of this Agreement; business plans and any related information; business processes; any technology (including, without limitation, software and hardware) used, including, without limitation, any drawings, schematics or products, and all related documentation; intellectual property including know-how, algorithms, trade secrets and pending patent applications and any other legally recognized intellectual property rights; actual or prospective business partners, investors, employees, independent contractors or third party suppliers; financial and operational information and other matters relating to the operation of the parties’ businesses, including, without limitation, information relating to actual or prospective customers and customer lists, customer usage requirements, business and customer usage forecasts and projections, accounting, finance or tax information, pricing information, sales and marketing information and any information relating to the corporate and/or operational structure of DMFCC, Company and their respective affiliates, and all information that the parties have received from third parties which the parties consider proprietary.

22.	When used herein Company and DMFCC shall include, individually and collectively, their affiliated companies, officers, directors, agents, and employees.

23.	The parties agree to hold in confidence and withhold from third parties any and all Proprietary Information disclosed by one party to the other and to use Proprietary Information only for the Purpose stated hereinabove and for no other purpose unless the originating party shall otherwise agree specifically in writing. Each party agrees to take reasonable and appropriate measures to safeguard any Proprietary Information received from the other party from theft, loss or disclosure to others, and to limit access to Proprietary Information to those officers, directors, agents, and employees within the receiving party’s organization or control who reasonably require access in order to accomplish the Purpose. The term “originating party” shall mean the party disclosing its Proprietary Information and the term “receiving party” shall mean the party receiving originating party’s Proprietary Information.

24.	The receiving party agrees that information disclosed by the originating party whether in oral or written form need not be characterized as “Proprietary” or “Confidential” to be considered Proprietary Information, but that any information prominently identified as proprietary using an appropriate legend, marking stamp, or other clean and conspicuous written identification which unambiguously indicates the information being provided is the originating party’s Proprietary Information will be treated as Proprietary Information. In the event of a dispute between the parties, the receiving party will have the burden of proving the non-proprietary nature of any information characterized by and received from the originating party as Proprietary Information.

25.	The receiving party shall not be liable for use or disclosure of any such Proprietary Information if it can be established that the same:

f.	is or becomes a part of the public knowledge or literature without breach of this Agreement by the receiving party; or

g.	is known to the receiving party without restriction as to further disclosure when received; or

h.	is independently developed by the receiving party as demonstrated by written records without use of the originating party’s Proprietary Information; or

i.	becomes known to the receiving party from a third party who had a lawful right to disclose it without breach of a duty owed to the originating party; or

j.	is disclosed by the originating party to a third party without restriction as to further disclosure.
     Specific Proprietary Information shall not be deemed to be available to the public or in the possession of the receiving party merely because it is embraced by more general information so available or in the receiving party’s possession.
26.	Should the receiving party be faced with judicial or United States Governmental process to disclose Proprietary Information received hereunder, the receiving party shall forthwith notify the originating party in writing to enable the originating party to seek a protective order or other confidential treatment for its Proprietary Information subject to such process. In any event, such party will disclose only that portion of the Proprietary Information legally required to be disclosed and will use best efforts to assure confidential treatment is accorded any Proprietary Information so disclosed.

27.	The exclusive points of contact with respect to the transmission and control of Proprietary Information disclosed hereunder are designated by the respective parties as follows:

Direct Methanol Fuel Cell Corporation
2400 Lincoln Avenue
Altadena, CA 91001
Attention: Legal Department
Telephone: (626) 296-6310
     Each party may change its designee by written notice to the other.

28.	The receiving party agrees to promptly notify the originating party of the loss or unauthorized use or disclosure of any Proprietary Information. Proprietary Information shall only be copied or reproduced as is reasonably necessary to permit the receiving party to fulfill the Purpose set forth above. Upon request of the originating party, the receiving party shall surrender any part or all of the Proprietary Information to the originating party, except the receiving party may retain one archival copy of the other party’s Proprietary Information, to be used only to determine its on-going obligations this Agreement

29.	Proprietary Information, including all tangible media in which Proprietary Information is fixed and copies thereof, shall remain the property of the originating party. Neither this Agreement nor the disclosure of Proprietary Information hereunder shall be construed as granting any right or license under any invention or patent or other legally recognized intellectual property right now or hereafter owned or controlled by either party, nor shall any such disclosure constitute any representation, warranty, assurance, guaranty, or inducement by the originating party to the receiving party with respect to the infringement of any patent or other rights of others. No warranty or representation as to the accuracy, completeness or technical or scientific quality of any Proprietary Information is provided herein. WITHOUT RESTRICTING THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTIES AS TO MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PROPRIETARY INFORMATION DISCLOSED HEREUNDER.

30.	The originating party recognizes that the receiving party may currently or in the future be developing information internally, or receiving information from other parties that may be similar to the originating party’s Proprietary Information. Nothing in this Agreement will prohibit the receiving party from developing and marketing products or services that compete with the originating party’s products, provided that in doing so, the receiving party does not use or disclose the originating party’s Proprietary Information.

31.	Each party shall bear its own costs incurred under or in connection with this Agreement. Nothing in this Agreement shall be construed as an obligation by either party to enter into a contract, subcontract, or other business relationship with the other party.

32.	The rights and obligations provided by this Agreement shall take precedence over specific legends or statements associated with Proprietary Information when received.

33.	This Agreement shall be effective as of the Effective Date, but will be retroactive to the first date of disclosure of Proprietary Information to the receiving party relating to the Purpose. The term of this Agreement shall expire two (2) years from the date of the last written disclosure of Proprietary Information. This Agreement may be earlier terminated by either party upon thirty (30) days written notice to the other party. Termination or expiration of this Agreement shall not relieve either party of any obligation to preserve any Proprietary Information received hereunder in confidence for a period of five (5) years from the date of receipt thereof.

34.	Upon termination or expiration of this Agreement, each party shall cease use of all Proprietary Information furnished hereunder and shall, upon written direction of the originating party, return to the originating party, or destroy all such Proprietary Information, together with all copies made thereof by the receiving party. Upon request, the receiving party shall send the originating party a destruction certificate.

35.	This Agreement, and the right and obligations hereunder, may not be transferred or assigned by one party without prior written consent of the other party except that the parties may assign this Agreement and its rights and obligations under it, and transfer and Proprietary Information, in connection with the sale or other disposition of all or substantially all of the assets of the product line or business unit to which this Agreement relates.

36.	The validity, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of California and that any judicial relief will be sought in either the state or federal courts found in Los Angeles County, California and the parties expressly consent to jurisdiction therein.

37.	Each of the parties acknowledges that damages alone will not be an adequate remedy for any breach or violation of its obligations hereunder and that, in addition to all other remedies to which the other party may be entitled hereunder or otherwise, such other party shall be entitled to seek injunctive relief, including specific performance, with respect to said obligations in any court of competent jurisdiction

38.	The parties agree not to reverse engineer or attempt to obtain additional knowledge to any feature or characteristic of either party’s Proprietary Information that is beyond the scope of this Agreement.

39.	The receiving party will not in any form export, re-export, resell, ship, divert, or cause to be exported, re-exported, resold, shipped, or diverted, directly or indirectly, any product or technical data or software of the other party, or the direct product of such technical data or software, to any country for which the United States Government or any agency thereof requires an export license or other governmental approval without first obtaining such license or approval.

40.	This is the entire Agreement between the parties concerning the disclosure and use of Proprietary Information, superseding any prior or contemporaneous written or oral agreements as to the disclosure and protection of Proprietary Information in connection with the aforesaid purposes and may not be amended or modified except by subsequent agreement in writing by duly authorized representatives of the parties.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals, or in signed fax copies to be followed by duplicate originals, by their duly authorized representatives.

Company	Direct Methanol Fuel Cell Corporation

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: